National Westminster Bank

SOUTH-WEST SURREY BUSINESS CENTRE
P O Box No 1                               Your ref
1 Stoke Road
Guildford                                  Our ref  PA.SDC.FJB
Surrey GU1 3ZR                             Date     8 December 1994
Telephone        (0483)734747
Direct line      (0483)734728     Facsimile (0483) 734741


The Directors, Krug International (UK) Limited, and
The Directors, Beldray Limited
Collier House
163/169 Brompton Road
LONDON
SW3 1PY



Dear Sirs

We are pleased to inform you that we are prepared to place a loan facility at your disposal on the following terms and conditions:

1.   DEFINITIONS

In this letter, the expressions defined in the Appendix hereto shall have the meanings respectively ascribed to them therein.

2.    FACILITY AMOUNT

Pounds sterling 1,500,000 (One Million, Five Hundred Thousand pounds).

3.   PURPOSE

The Facility is to be used for the purpose of refinancing the cost of purchase of factory premises and capital expenditure to the company's freehold premises at Etruria Way, Mount Pleasant, Bilston, West Midlands.

4.   AVAILABILITY

The Facility Amount will become available for drawing by the Borrower subject to the prior receipt by the Bank of the following in form and substance acceptable to the Bank:-
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -2-



       a. the enclosed duplicate of this letter with the Memorandum of Acceptance thereon duly signed on behalf of the Borrower;

       b. a certified copy of the Resolution of the Board of Directors of the Borrower authorising acceptance of the terms and conditions of the Facility and authorising the person or persons signing the Memorandum of Acceptance to sign the same on behalf of the Borrower and authorising a person or persons to take all such other action on behalf of the Borrower as may be necessary for the purposes of this letter (including, without limitation, the acceptance of Quotations and agreement as to the manner of such acceptance and the making of any drawing hereunder);

       c. the Borrower's Memorandum and Articles of Association, certified as up to date by the Secretary or a Director of the Borrower (including if relevant copies of all amending resolutions);

       d.  the Security specified in Clause 15(b).

5.   DRAWDOWN

       a. The Facility may be drawn down with interest either at a fixed rate (pursuant to Clause 6) or related to LIBOR, (pursuant to Clause 7) as specified in the Borrower's drawdown notice.

       b. If the amount, drawn or deemed drawn, is less than the Facility Amount, the remaining balance shall be cancelled and no longer available under the Facility.

6.   DRAWINGS: FIXED RATE

       a. At any time during the period of 90 days commencing on the Agreement Date, the Borrower may request the Bank to provide quotations for a drawing of not more than the Facility Amount, a term not exceeding
           10 years from the Drawdown Date, and repayment either in full on the last day of such term or by specified periodic instalments ending on such last day.
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

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       b.  Where any Quotation permits repayment by specified instalments, the
           Bank may quote different interest rates by reference to the proposed periodicity of repayment.

       c. Any Quotation must be accepted or declined upon it being provided by the Bank. Any Quotation which is not accepted to the Bank's satisfaction by close of business on the Quotation Date (i.e. on the date it is given) shall, unless the Bank otherwise agrees, be deemed to have been declined. The Bank will normally confirm in writing the term of any accepted Quotation and any Interest Payment Dates agreed in relation to such confirmation, for whatever reason, shall not affect the obligations of the Borrower in respect of any accepted Quotation.

       d. Acceptance of any Quotation (whether by telephone, telex or in any other manner) shall be binding and shall oblige the Borrower to draw the funds in full in a single tranche, in accordance with the terms of this letter and of such Quotation, not later than ten business days after the Quotation Date. If on the expiry of such ten business day period no instructions have been received by the Branch in relation to such accepted Quotation, the Bank will be entitled to debit the amount thereof to a current account in the name of the Borrower at the Branch and the Borrower shall thereby be deemed to have made a drawing thereof for the purposes of this letter.

7.   DRAWINGS: LIBOR-LINKED

At any time during the period of 90 days commencing on the Agreement Date, the Borrower may notify the Bank of its wish to draw the Facility with interest linked to LIBOR. Such notice must be received not later than 11am on the date of intended drawing, must be in writing (or by telex or telephone, in each case immediately confirmed in writing) specifying the date (which must be a Business
Day), Fixture Period and amount (not exceeding the Facility Amount) of the proposed drawing and a term not exceeding 10 years from the Drawdown Date, and shall be irrevocable and oblige the Borrower to draw the funds in full in a single tranche in accordance with the terms of this letter on the date specified in the notice.
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

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8.   INTEREST

       a. Where the Facility has been drawn pursuant to Clause 6, the rate of interest payable shall be the rate stated in the Quotation accepted by the Borrower in accordance with Clause 6.

       b. Where the Facility has been drawn pursuant to Clause 7, the rate of interest shall be fixed for successive periods of 3, 6 or 12 months as selected by the Borrower, or such other Fixture Periods as may be necessary to ensure that any repayment instalment takes place at the end of a Fixture Period (or, exceptionally, such other Fixture Period as the Bank may agree). If any Fixture Period would end on a day which is not a Business Day it shall be extended to the next succeeding Business Day. If the Borrower fails to select a Fixture Period, the period of three months (or such other period necessary as aforesaid) shall apply. The rate of interest for each Fixture Period shall be the aggregate (rounded up to the nearest one-sixteenth per cent) of:-

           i.    1.25 per cent per annum;

           ii. the LIBOR for such Fixture Period for a corresponding amount on the first Business Day of such Fixture Period; and

           iii.  the MLA Costs.

       c. Interest, calculated on the basis of a year of 365 days and the actual number of days elapsed, will be paid in arrears on each Interest Payment Date. The Borrower authorises the Bank (but without any obligation on the Bank to do so, and without prejudice to any of the Bank's rights in respect thereof) to debit any such interest to a current account in the name of the Borrower at the Branch on each Interest Payment Date.

9.   ADDITIONAL INTEREST

       a. Where the Facility has been drawn pursuant to Clause 7, if at any time during the existence of the Facility any change takes place in the operation or structure of the London Inter-Bank Market for sterling deposits so as to make such deposits no longer available in the said Market or so that the offered rate of interest for such deposits is on a
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The Directors, Krug International (UK) Limited, and             8 December 1994
The Directors, Beldray Limited

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           basis which is, in the opinion of the Bank, unreasonable for the calculation of the rate of interest payable on the Facility, then (without prejudice to Clause 10) the provisions hereunder shall apply:-

           i. The Bank shall within a reasonable period notify the Borrower that such change has taken place.

           ii. On the next Interest Payment Date immediately following such change the Bank, at its absolute discretion, shall apply a rate of interest to the Facility for a period of three months from such interest payment date ('the negotiating period') but so that the revised rate of interest shall not exceed the aggregate (rounded-up to the nearest one-sixteenth per cent) of:

                 a.   1.25 per cent per annum;

                 b. the rate at which the Bank shall be able at such time to purchase sterling funds of a comparable amount and tenor; and

                 c.   the MLA Costs.

           iii. During the negotiating period the Borrower and the Bank shall by negotiation attempt to agree a new basis for the calculation of the rate of interest applicable to the Facility and if so agreed a rate calculated on the said new basis shall apply from the first day following the end of the negotiating period.

           iv. In the event of the Borrower and the Bank not being able within the negotiating period to agree on a new basis for the calculation of the interest rate, then all moneys outstanding advanced under the Facility, together with all interest accrued due thereon (if any) shall become repayable on the first day following the end of the negotiating period during which agreement has not been reached and the Facility shall be cancelled.

10.  FIXED RATE SWITCH

       a. Where the Facility has been drawn pursuant to Clause 7, the Borrower may, by giving not less than one Business Day's prior notice, request
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -6-


           the Bank to provide Quotations for a fixed rate of interest to apply to the Facility from the next Interest Payment Date following such notice for the remainder of the term, and for repayment either in full on the last day of such term or by specified periodic instalments ending on such last day.

       b. The Bank may, at its sole option, either decline or agree to any such request; if the Bank so agrees, the provisions of Clause 6(b),
           (c) and (d) shall apply, provided that where the Borrower accepts any Quotation, the Facility shall thereafter be treated as if drawn pursuant to Clause 6 on the Interest Payment Date referred to in sub-clause (a) above, and the fourteen day period referred to in Clause 6(d) shall not apply.

11.  REPAYMENT

       a.  Where the Facility has been drawn pursuant to Clause 6:-

           i. The Facility will be repaid by the Borrower in the manner specified in the accepted Quotation, that is, either in full on the last day of the term specified therein or by instalments (if permitted in the Quotation) of the amounts and on the days specified therein, but not, in either case, before such day or days (subject to sub-clause (ii) below).

           ii. If the Borrower wishes to repay the Facility or (where applicable) any instalments earlier than is specified in the accepted Quotation, it may make a request to the Bank to do so. The Bank may, at its absolute discretion, either decline such request or agree on such terms as the Bank may prescribe (including, without limitation) for the payment of compensation to the Bank in respect of any loss which may be caused by such early repayment.

           iii.  No amount repaid may be redrawn.

       b. Where the Facility has been drawn pursuant to Clause 7 (and has not been switched pursuant to Clause 10):-

           i. The principal amount of the Facility will be repaid by the Borrower in equal quarterly instalments commencing 3 months

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -7-


                 after the Drawdown Date, with the final instalment, comprising all amounts then outstanding under the Facility, payable on the last day of the term specified in the drawdown notice under Clause 7.

           ii. The Borrower may, by giving to the Bank not less than five Business Days' irrevocable written notice, prepay the whole or any part of the Facility before the expiry of such term provided that, in the event of a Fixture Period thereby being broken, the Borrower will pay to the Bank an additional amount calculated by reference to prevailing London Inter-Bank Market rates of interest, to compensate the Bank for the loss (if any) it may incur in replacing the prepaid funds in the Market for the remainder of the relative Fixture Period.

           iii. No amount prepaid under paragraph (ii) above may be reborrowed.

           iv. In the event of prepayment under paragraph (ii) above being of part only of the Facility, the amount so prepaid shall be credited (at the Bank's sole option) either in the same order, or in inverse order, or pro rata, to each of the repayment instalments scheduled to be made under paragraph (i) above.

12.  PAYMENTS

All payments due to be made by the Borrower to the Bank hereunder shall be made to the Bank in full without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges or otherwise howsoever).

13.   OVERDUE PAYMENTS

If and to the extent that full payment of any amount due hereunder is not made by the Borrower on the due date, then, without prejudice to the Bank's other rights, interest will be charged on such overdue amount from the date of such default to the date upon which payment is received by the Bank (as well after as before judgement) calculated on the basis of a year of 365 days and the actual number of days elapsed, at the rate comprising the aggregate of:-

       a.  one per cent per annum; and
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

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       b.  the cost to the Bank of funding such overdue amount during such period (as determined by the Bank in its discretion) expressed as an annual percentage rate.

14.  OVERRIDING EVENTS

       a. If at any time the Bank shall be of the opinion that the effect of the introduction of, change in, or change in the interpretation or application of, any law, regulation, directive or request from any governmental or other regulatory authority (whether or not having the force of law) including, without limitation, any such introduction or change that relates to the taxation of the Bank (other than taxation on its overall net income) or to the application or modification of any reserve, deposit or similar requirement or to any extent to which the Bank allocates capital resources to its obligations, is to:

           i. impose a cost on, or increase the cost to, the Bank in relation to its having entered into this agreement and/or its obligations hereunder and/or their performance and/or its assuming or maintaining any commitment hereunder and/or its making available or maintaining the Facility; or

           ii. reduce, or prevent the Bank from obtaining, the rate of return on all or any of its capital that it has been achieving or would, in its sole opinion, have been able to achieve but for its having entered into this agreement and/or its obligations hereunder and/or their performance and/or its assuming or maintaining any commitment hereunder and/or its making available or maintaining the Facility; or

           iii. reduce the amount of any sum receivable by the Bank, then the Borrower shall, from time to time, promptly pay to the Bank on demand such additional amounts which will, in the sole opinion of the Bank, compensate the Bank in such respect. A certificate of the Bank specifying the amount of such compensation, shall, in the absence of manifest error, be conclusive.

       b. The provision of sub-clause (a) above shall not have effect in relation to any reserve assets and/or special deposit or liquidity requirements of the Bank of England when the Facility has been drawn pursuant to

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

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           Clause 6 to which the Bank is subject at the date of this letter, and for so long and to the extent that the cost of compliance with the same shall not, in the opinion of the Bank, have materially altered.

15.  SECURITY

       a. The Bank has already taken Security from the Borrower in the form of Cross Guarantees incorporating Krug International (UK) Ltd and its subsidiaries for the discharge on demand of all present and/or future and actual and/or contingent liabilities of the Borrower to the Bank.

       b. The Bank requires in addition the undermentioned, in form and substance satisfactory to the Bank, to be given as Security for such liabilities:-

           i. A First and Only Legal Mortgage over the Borrower's freehold premises at Etruria Way, Mount Pleasant, Bilston, West Midlands.

           ii. A First and only Mortgage Debenture over the Borrower's assets incorporating a Specific Charge over book debts.

       c. The Borrower undertakes to provide to the Bank any additional documentation in respect of such Security as the Bank may reasonably require.

16.    REPRESENTATIONS AND WARRANTIES

       a. The Group represents and warrants that it has full power to accept and be bound by the terms and conditions set out in this letter and to make drawings under the Facility, and has taken all necessary steps and obtained all necessary consents and authorisation so to do, and that accordingly this letter constitutes a legal, valid and binding obligation of the Group, fully enforceable in accordance with its terms.

       b.  The Group represents and warrants as follows:-

           i. The Group is duly incorporated and validly existing under the laws of England;
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The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

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           ii.   The latest audited accounts of the Group have been prepared in accordance with generally accepted accounting principles and practices consistently applied and fairly represent the financial condition of the Group at that date and the results of its operations for the accounting period ended on that date, and there has been no adverse change in such condition since that date which would materially affect the ability of the Group to perform and observe the obligations and provisions binding on it under this letter;

           iii. No member of the Group is in default under any agreement to which it is party or by which it may be bound and no litigation, arbitration or administrative proceedings are presently current or pending or, to its knowledge, threatened which would materially affect the ability of the Group to perform and observe the obligations and provisions binding upon it under this letter;

           iv. No Event of Default has occurred or is outstanding and no event has occurred which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

           v. All information, exhibits and reports furnished to the Bank by the Group in connection with the Facility were and remain true and accurate in all respects and do not omit any fact thereby rendering misleading any statement contained therein.

       c. The representations and warranties set out above other than those in 16(b)(v) shall survive the Group's acceptance of this letter and the drawing of the Facility and shall be deemed to be repeated on each day throughout the subsistence of the Facility with reference to the facts and circumstances for the time being then obtaining.

17.  COVENANTS

       a. The Borrower hereby covenants and undertakes that until the Facility has been repaid:-

           i. It will not, without the prior written consent of the Bank, create, extend or increase any lien, pledge, charge, mortgage or other encumbrance upon the whole or any part of its undertaking,

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -11-


                 property or assets (including uncalled capital) whether present or future other than (a) liens arising in the ordinary course of business or by operation of law where in each case the obligations secured by the relevant lien have not been outstanding for a period longer than such liens are left outstanding in the normal course of business, and (b) retention of title provisions where such provisions relate to assets not exceeding (in each case) pounds sterling 35,000 in value;

           ii.   Tangible Net Worth will not be less than pounds sterling
                 3,500,000;

           iii. The ratio of Total Borrowing to Tangible Net Worth will not exceed 0.6 to 1;

           iv. The Borrower confirms that it will not, without the prior written consent of the Bank, permit the repayment of the loan stock repayable by 2001, until the facility has been repaid;

           v. The ratio of its Profit to its Borrowing Costs will not be less than 3.5 to 1 until May 1995; 4 to 1 thereafter until the facility has been repaid;

           Additionally Krug International (UK) Ltd (the parent company) hereby undertakes until the facility has been repaid:-

           vi. Its Tangible Net Worth will not be less than pounds sterling 11 million;

           vii. The ratio of its total borrowing to its Tangible Net Worth will not exceed 0.6 to 1.

          viii. The ratio of its profits to its borrowing costs will not be less than 3.5 to I until May 1995; and 4 to 1 thereafter until the facility has been repaid.

           ix. Cash generation will be a minimum of twice its borrowing costs in any financial year of the parent company.

       b. The Borrower hereby undertakes to provide to the Bank such financial and other information relating to the Group as the Bank may reasonably require including (without limitation) copies of the audited

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -12-


           accounts of the borrower and Subsidiary not later than 6 months after the end of the accounting period to which they relate, management accounts and cash flow forecasts for any obligor.

       c. The Borrower will forthwith notify the Bank of any company which becomes or ceases to be a Subsidiary or a wholly owned Subsidiary after the date of this letter.

18.  DEFAULT

       a. On the occurrence of any of the events specified below, the Bank may terminate all or any of its obligations hereunder and demand immediate repayment of any indebtedness and all accrued interest, charges, costs and expenses and execute all or any of its rights under any security:-

           i. any default in the payment on the due date by any Obligor of any sum due and payable to the Bank or any other member of the National Westminster Group, whether under the Facility or otherwise where such payment has not been made within two Business Days of the due date thereof;

           ii. any breach by an Obligor of any term or condition (including any covenant) of this letter;

           iii. if the Security or any part thereof shall, for whatever reason, cease to be fully enforceable in accordance with its terms or, with effect from the date on which determination of the continuing nature of the Security or any part thereof occurs, such continuing nature is determined, whether such determination be actual or constructive notice or be deemed to have occurred or if any binding under-taking comprised in the Security or any part thereof shall be breached;

           iv. if any written representation, warranty or statement made to the Bank in connection with the Facility is breached or is untrue in any material particular or if the Borrower has failed or fails to disclose any fact of defect which in the opinion of the Bank is material to the Facility;

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -13-



           v. any default by any Obligor in the performance of any other agreement for borrowed moneys (whether with the Bank or any other lender) whereby the due date of repayment thereunder is rendered capable of acceleration, or any indebtedness of any Obligor becomes or is declared by the holder or lender thereof to be due and payable prior to its stated maturity, or such indebtedness is not repaid in full at its stated maturity or, if repayable on demand, is not repaid in full forthwith upon such demand being made, or if my guarantee or indemnity given by any Obligor is not honoured when due and called upon;

           vi. if a petition is presented for appointment of an administrator in relation to any Obligor or to wind up any Obligor, or if a resolution is passed to wind up any Obligor, or if any Obligor makes or seeks to make any composition or arrangement with its creditors;

           vii. if any Obligor ceases or threatens to cease to carry on its business or sells, transfers or otherwise disposes of, in any one transaction or series of related transactions, any substantial part of its assets;

         viii. if there has occurred any material adverse change in the business, assets or financial condition of the Group which in the sole opinion of the Bank may adversely affect the ability of the Borrower to comply with its obligations hereunder;

           ix. if any Obligor is unable to pay its debts (whether within the meaning of Section 123 of the Insolvency Act 1986 or otherwise) or an encumbrancer takes possession of, or a receiver or an administrative receiver is appointed over the whole or any part of its assets;

           x. if any judgement, distress, warrant of attachment, writ of execution or similar process is issued, levied, or enforced upon any asset of any Obligor, or if any asset held by the Bank as security for the Facility is charged or becomes encumbered elsewhere;

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -14-



           xi. if there shall occur, in the Bank's opinion, a material effective change of control (as defined by Section 840 of the Income and Corporation Taxes Act 1988) of any Obligor.

       b. The Borrower hereby agrees to notify the Bank as soon as it becomes aware that there has occurred an Event of Default or an event which, with the giving of notice or lapse of time or both, would be an Event of Default.

19.   COSTS AND EXPENSES

The Borrower will pay all costs, charges and expenses arising in connection with the preservation and/or enforcement of the rights of the Bank hereunder and will indemnify the Bank against any and all losses, costs and expenses occasioned by the occurrence of an Event of Default.

20.  NOTICES

       a. Save as otherwise provided herein, each notice, request, demand or other communication to be given or made hereunder shall be given in writing addressed:-

           i. in the case of the Borrower, to its address stated at the head of this letter or its address last known to the Bank (and shall be considered as having been duly made whether or not the same is returned undelivered) or to any officer of the Borrower at any place;

           ii. in the case of the Bank, to its address stated at the head of this letter or such other address as the Bank may notify to the Borrower in writing from time to time.

       b. Any notice, request, demand or other communication to be given or made to the Borrower shall be deemed to have been delivered:

           i. if by post, seventy-two hours after having been posted first class prepaid in an envelope addressed as aforesaid; or

           ii.   if to an officer, at the time of delivery to such officer; or

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -15-



           iii.  if by facsimile or telex, when despatched.

21.  SEVERANCE

If at any time one or more of the provisions contained in this letter is or becomes invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

22.  NON-WAIVER

No failure by the Bank to exercise and no delay by the Bank in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

23.   LAW

This letter shall be governed by and construed in accordance with the laws of England.

24.  INTERPRETATION

       a. All expressions in this letter bearing a plural meaning shall (where the context so admits) also bear the singular thereof, and vice versa.

       b. All references in this letter to any statutory provision shall be deemed to include any statutory modification or re-enactment thereof.

       c. All clause headings in this letter are for ease of reference only, and shall not affect the interpretation of the clauses which they head.

       d. The Appendix hereto shall be deemed to be an integral part of this letter.

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -16-


25.  ACCEPTANCE

The Borrower's acceptance of the terms and conditions contained in this letter shall be effected by the receipt by the Bank within 60 days of the date of this letter of the documents specified in Clause 4, and if such acceptance has not been effected within this period, the offer comprised in this letter shall lapse.

Yours faithfully



For and on behalf of
National Westminster Bank PLC


MEMORANDUM OF ACCEPTANCE


We hereby accept the Facility on the above terms and conditions.


 .........................................

For and on behalf of NATIONAL WESTMINSTER BANK PLC


Dated     ..............................


We hereby accept the Facility on the above terms and conditions.


 ...........................................

For and on behalf of KRUG INTERNATIONAL (UK) LIMITED AND BELDRAY LIMITED


Dated     ..............................

"the Agreement Date" shall mean the date upon which the Borrower's acceptance of the terms and conditions of this letter is effected in accordance with clause 25.

"the Bank" shall mean National Westminster Bank PLC.

"the Borrower" shall mean Beldray Ltd (registered in England No. 62665).

"Borrowing Costs" shall mean all continuing, regular or periodic costs, charges and expenses (including, but not limited to, interest) incurred by the parent company or the Borrower as the case may be in effecting, servicing or maintaining Total Borrowing but shall not include inter-company management charges.

"the Branch" shall mean the Bank's Guildford, Guildhall Branch at 135 High Street, Guildford, Surrey GU1 3AB.

"Business Day" shall mean a day on which banks in general are open in the City of London for the transaction of business of the nature contemplated by the context in which the expression appears.

"the Drawdown Date" shall mean the date upon which the Facility is drawndown (or deemed to be drawndown under Clause 6 (d)), unless previously drawndown pursuant to Clause 10.

"Event of Default" shall mean any event specified in Clause 18 (a).

"the Facility" shall mean the facility which the Bank has agreed to make available upon the terms and subject to the conditions set out in this letter, and save where the context otherwise requires, shall be deemed to include all sums from time to time outstanding under the provisions hereof, including principal, interest, fees, costs and expenses.

"Fixture Period" shall mean a period fixed for the calculation of the applicable interest rate in accordance with the provisions of Clause 8 (b).

"the Group" shall mean the Borrower and the Subsidiaries taken as a whole (and, save where the context does not admit, any of them individually). If there are no subsidiaries for the time being, references to the Group shall be taken to be references to the Borrower itself.

"Guarantor" shall mean any person, company or other body which has undertaken or at any time during the existence of the Facility undertakes to guarantee or secure payment to the Bank of any liability of any member of the Group or to indemnify the Bank against non-payment thereof or has given or

The Directors, Krug International (UK) Limited, and              8 December 1994
The Directors, Beldray Limited

- -18-


gives the Bank any other binding undertaking (whether in the nature of suretyship or otherwise) in relation to the Group or in relation to any member of the Group.

"Interest Payment Date" shall mean (where the Facility is drawn pursuant to Clause 6) each day falling at six monthly intervals after Drawdown Date or (where the Facility is drawn pursuant to Clause 7 and has not been switched pursuant to Clause 10) the last day of each Fixture Period (and, if any Fixture Period is for longer than six months, the day falling six months after the first day of such Fixture Period).

"LIBOR" shall mean the rate at which sterling deposits are offered to the Bank in the London Inter-Bank Market.

"Loan Stock" shall mean interest free unsecured Loan Stock held by Krug International (UK) Ltd and is repayable at par on 31 March 2001 but may be repaid earlier at the option of the company.

"MLA Costs" shall mean such Costs, if any, as the Bank shall determine to be necessary to compensate the Bank for complying with any reserve asset and/or any special deposit or liquidity requirements, or other requirements having the same or a similar purpose, of the Bank of England or other UK Government authority, whether or not such requirements have the force of law.

"Obligor" shall mean any of the Borrower or any Subsidiary.

"Profit" shall mean the amount of profit of the Group before management charges taxation, interest payable, and any unusual, extraordinary or exceptional items.

"Quotation" shall mean a statement by the Bank, in response to a request under Clause 6(a), of a period and an interest rate and such other relevant terms upon which the Bank is willing to make the Facility available.

"Accounts" shall mean the audited consolidated accounts of the parent company for the accounting period ended 31 March 1994 or as the case may be the Audited Accounts of the Borrower for the accounting period ended 31 March 1994.

The Directors, Krug International (UK) Limited, and
8 December 1994
The Directors, Beldray Limited

- -19-



"Security" shall mean all liens, pledges, charges, mortgages or other security interests created by the Borrower or any Guarantor or subsisting over any of their respective undertakings, rights or assets, and all guarantees, indemnities and like obligations undertaken by any Guarantor securing or guaranteeing, or indemnifying the Bank against non-payment of, any liability of any member of the Group whatsoever from time to time, and all other binding undertakings given by any Guarantor to the Bank in relation to any member of the Group, in any such case whether created, subsisting or undertaken at the Agreement Date or thereafter during the existence of the Facility.

"Subsidiary" shall mean any subsidiary (as defined by Section 736 of the Companies' Act 1985) for the time being of the Borrower, "the Subsidiaries" shall mean all of them from time to time, and "wholly-owned Subsidiary" shall have the meaning given to it by Section 736 of the Companies' Act (1985).

"Tangible Net Worth" shall mean the amount for the time being paid up or credited as paid up on the issued share capital of the Borrower or the parent company as the context may require, plus all reserves which would, in accordance with the principles applied in the Reference Accounts, be classified as shareholders' capital, plus retained earnings, but deducting assets of the Borrower or parent company which would, in accordance with such principles, be classified as intangible assets.

"Total Borrowing" shall mean the total outstanding principal amounts of all borrowings or moneys otherwise raised by the Borrower or the parent company, as the context may require from all sources whatever, whether by way of debenture, mortgage, unsecured loan, overdraft or in any other manner, plus the aggregate face amount of all discounted acceptance credits (excluding after the loan stock, in each case, taking into account any balances standing to the credit of the Borrower or the Parent company, as the context may require on any current account with the Bank).